EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in the Registration Statements of Tag-It Pacific, Inc. on Form S-8 (File Nos. 333-134619, 333-119712, 333-109854, 333-98577, 333-66356, 333-44592, 333-84099, 333-50267)
and Form S-3 (File Nos.  333-121095,  333-106494  and  333-111612) of our report dated April 9, 2006 relating to our audit of the consolidated financial statements, and the financial statement schedule, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Tag-It Pacific, Inc. for each of the two years ended December 31, 2006.


                                   /s/ Singer Lewak Greenbaum and Goldstein, LLP
                                   ---------------------------------------------

Los Angeles, California
April 11, 2007